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                                                                    EXHIBIT 99.1

                          LEXICON GENETICS REPORTS 2005
                        SECOND QUARTER FINANCIAL RESULTS

     REVENUE GROWTH OF 29% OVER PRIOR YEAR PERIOD EXCEEDS FINANCIAL GUIDANCE

THE WOODLANDS, TEXAS, JULY 28, 2005 - Lexicon Genetics Incorporated (Nasdaq:
LEXG), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today reported financial results for the three and six months ended June 30, 2005.

REVENUES: Lexicon's revenues for the three months ended June 30, 2005 increased 29 percent to $13.9 million from $10.8 million for the corresponding period in 2004. The increase was primarily attributable to collaborative research revenue recognized under Lexicon's alliances with Organon and Takeda Pharmaceutical Company Limited, entered in May 2005 and July 2004, respectively, partially offset by a decline in technology and license fees related to the termination in 2004 of the remaining subscriptions to our LexVision(R) database. For the six months ended June 30, 2005, revenues increased 23 percent to $27.8 million from $22.6 million for the corresponding period of 2004.

RESEARCH AND DEVELOPMENT EXPENSES: Research and development expenses for the three months ended June 30, 2005 increased five percent to $23.7 million from $22.6 million for the corresponding period in 2004. The increase was primarily the result of increased personnel required to support the expansion and advancement of Lexicon's drug discovery programs and the cost of external research associated with preclinical and scale-up activities for Lexicon's lead drug development programs. It was partially offset by the elimination of expenses associated with Lexicon's subscription to Incyte Corporation's LifeSeq(R) Gold database. For the six months ended June 30, 2005, research and development expenses increased three percent to $46.4 million from $45.0 million for the corresponding period in 2004.

GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses for the three months ended June 30, 2005 increased two percent to $4.8 million from $4.6 million for the corresponding period in 2004. For the six months ended June 30, 2005, general and administrative expenses decreased five percent to $9.2 million from $9.7 million for the corresponding period in 2004.

NET LOSS: Net loss for the three months ended June 30, 2005 decreased to $14.8 million, or $0.23 per share, from a net loss of $16.8 million, or $0.26 per share, in the corresponding period in 2004. Net loss for the six months ended June 30, 2005 decreased to $28.1 million, or $0.44 per share, from a net loss of $32.3 million, or $0.51 per share, in the corresponding period in 2004.

CASH AND INVESTMENTS: As of June 30, 2005, Lexicon had $72.8 million in cash and investments, including restricted cash and investments, compared to $70.7 million as of March 31, 2005 and $87.6 million as of December 31, 2004. Restricted cash and investments were $0.4 million on June 30, 2005, March 31, 2005 and December 31, 2004.

SUBSEQUENT EVENT: On July 16, 2005, Lexicon announced it was awarded $35 million from the Texas Enterprise Fund for the creation of a knockout mouse embryonic stem cell library containing 350,000 cell lines. Lexicon will create this new library using its proprietary gene trapping technology for the Texas Institute for Genomic Medicine, a newly formed non-profit institute whose founding members are Texas A&M University, the Texas A&M University System Health Science Center and Lexicon. In addition, Lexicon will equip the Institute with the bioinformatics software required for the management and analysis of data relating to the library. The $35 million award will be paid to Lexicon in August 2005.

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"Cash received thus far in 2005 related to collaborations and license agreements, together with our award from the Texas Enterprise Fund, provide us with approximately $80 million in non-dilutive new funding," said Julia P. Gregory, executive vice president, corporate development and chief financial officer of Lexicon. "We continue to demonstrate the value of our genetic systems and financial flexibility provided by our diverse asset base."

SECOND QUARTER 2005 HIGHLIGHTS

ALLIANCE WITH ORGANON TO DEVELOP BIOTHERAPEUTIC DRUGS: Lexicon and Organon, the human healthcare business of Akzo Nobel, announced the formation of a collaboration to jointly discover, develop and commercialize novel biotherapeutics. The alliance encompasses up to 300 genes encoding secreted proteins or potential antibody targets that were jointly selected for the collaboration, including two of Lexicon's existing biotherapeutics discovery programs. Lexicon will create and analyze mouse knockouts of each of the 300 genes to identify promising human drug targets. Organon and Lexicon will jointly select targets for further research and development and will share costs and responsibility for research, preclinical and clinical activities. Organon and Lexicon will jointly determine the manner in which collaboration products will be commercialized and will each benefit from collaboration product revenue. Organon will have principal responsibility for the manufacturing of biotherapeutic products resulting from the collaboration.

Lexicon received an upfront payment of $22.5 million from Organon in exchange for access to Lexicon's drug target discovery capabilities and the exclusive right to co-develop biotherapeutic products that modulate the 300 genes selected for the collaboration. Organon will also provide research funding totaling up to $50 million to Lexicon for Organon's 50% share of the collaboration's costs during the four-year target function discovery portion of the alliance.

ALLIANCE WITH XOMA FOR ANTIBODY DRUG DEVELOPMENT AND COMMERCIALIZATION: Lexicon established an alliance with XOMA Ltd. to jointly develop and commercialize antibody drugs for certain targets discovered by Lexicon in its Genome5000(TM) program. During the three-year initial term of the alliance, Lexicon will select at least three targets for submission to the collaboration and XOMA will generate or engineer antibodies that modulate the collaboration's targets using phage display libraries and its proprietary Human Engineering(TM) technology. Lexicon and XOMA will jointly develop and commercialize novel antibodies directed at these targets and will share the responsibility and costs for research, preclinical, clinical and commercialization activities. Costs and profits will be allocated 65% to Lexicon and 35% to XOMA. XOMA will have principal responsibility for manufacturing antibodies for use in clinical trials and commercial sales.

"Our new collaborations with Organon and XOMA reflect the significant value of our developing biotherapeutics portfolio," said Arthur T. Sands, M.D., Ph.D., president and chief executive officer. "We expect each of these alliances to provide access to antibody technologies, process development and biologics manufacturing capabilities which can accelerate the development of Lexicon's biotherapeutics programs."


LEXICON CONFERENCE CALL:

Dr. Arthur T. Sands, president and chief executive officer, Julia P. Gregory, executive vice president of corporate development and chief financial officer, and Dr. Brian P. Zambrowicz, executive vice president of research, will host a conference call at 11:00 a.m. Eastern Time on Thursday, July 28, 2005. They will review Lexicon's recent operating highlights, the status of its drug discovery programs and its financial results for the six months ended June 30, 2005 and will discuss the company's third quarter financial guidance.

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The dial-in number for the conference call is 800-930-1344 (within the United
States) or 312-461-0644 (international). The pass code for all callers is 2937184. Investors can access www.lexicon-genetics.com to listen to a live webcast of the call. The webcast will be archived and available for review through August 2, 2005.


ABOUT LEXICON GENETICS

Lexicon Genetics is a biopharmaceutical company focused on the discovery and development of breakthrough treatments for human disease. Lexicon is systematically discovering the physiological and behavioral functions of genes to identify potential points of therapeutic intervention, or drug targets. Lexicon makes these discoveries using its proprietary gene knockout technology to model the physiological effects that could be expected from prospective drugs directed against novel targets. The Company has advanced knockout-validated targets into drug discovery programs in six therapeutic areas: diabetes and obesity, cardiovascular disease, psychiatric and neurological disorders, cancer, immune system disorders and ophthalmic disease. Lexicon is working both independently and through strategic collaborations and alliances to accelerate the development and commercialization of its discoveries. Additional information about Lexicon is available through its corporate website, www.lexicon-genetics.com.

LEXICON GENETICS SAFE HARBOR STATEMENT

This press release contains "forward-looking statements," including statements about Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct preclinical development of its drug candidates and advance such candidates into clinical development, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as those relating to manufacturing, the regulatory process, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under "Factors Affecting Forward-Looking Statements" and "Business - Risk Factors" in Lexicon's annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

#  #  #
CONTACT FOR LEXICON GENETICS:
Bobbie Faulkner
Manager, Investor Relations
281/863-3503
bfaulkner@lexgen.com


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                          LEXICON GENETICS INCORPORATED

                             SELECTED FINANCIAL DATA


                                                                             --------------------------    -------------------------
                                                                                THREE MONTHS ENDED             SIX MONTHS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS DATA                                           JUNE 30,                      JUNE 30,
                                                                             --------------------------    -------------------------
(In thousands, except per share data)                                           2005           2004          2005           2004
                                                                             -----------    -----------    ----------    -----------
                                                                                    (UNAUDITED)                  (UNAUDITED)
Revenues:
   Collaborative research..................................................    $ 13,771        $ 8,211       $22,654        $16,505
   Subscription and license fees...........................................         127          2,567         5,169          6,115
                                                                             -----------    -----------    ----------    -----------
     Total revenues........................................................      13,898         10,778        27,823         22,620
Operating expenses:
   Research and development................................................      23,667         22,580        46,427         44,981
   General and administrative..............................................       4,750          4,642         9,182          9,686
                                                                             -----------    -----------    ----------    -----------
     Total operating expenses..............................................      28,417         27,222        55,609         54,667
                                                                             -----------    -----------    ----------    -----------
Loss from operations.......................................................     (14,519)      (16,444)       (27,786)       (32,047)
Interest income............................................................         506            361           997            793
Interest expense...........................................................        (827)         (705)        (1,632)          (996)
Other income, net..........................................................          (2)             -           313             (4)
                                                                             -----------    -----------    ----------    -----------

Net loss...................................................................    $(14,842)     $(16,788)      $(28,108)      $(32,254)
                                                                             ===========    ===========    ==========    ===========

Net loss per common share, basic and diluted...............................     $ (0.23)      $ (0.26)       $ (0.44)       $ (0.51)
                                                                             ===========    ===========    ==========    ===========

Shares used in computing net loss per common share.........................      63,636         63,369        63,581         63,217


                                                                                ----------------------   ----------------------
CONSOLIDATED BALANCE SHEET DATA                                                     AS OF JUNE 30,          AS OF DECEMBER 31,
(In thousands)                                                                           2005                     2004
                                                                                ----------------------   ----------------------
                                                                                     (UNAUDITED)
Cash and investments, including restricted cash and investments of $430.........      $ 72,792                   $ 87,558
Property and equipment, net.....................................................        86,051                     84,573
Goodwill........................................................................        25,798                     25,798
Intangible assets other than goodwill, net......................................         1,240                      1,840
Total assets....................................................................       192,149                    211,980
Deferred revenue................................................................        50,162                     37,592
Current and long-term debt......................................................        37,289                     37,631
Accumulated deficit.............................................................      (289,223)                  (261,115)
Total stockholders' equity .....................................................        93,902                    121,594